Exhibit 5
                               December 5, 1997


      J.G. Wentworth & Company, Inc.
      The Graham Building
      15th and Ranstead Streets, 10th Floor
      Philadelphia, PA 19102

                       Re: Registration Statement Under
                           The Securities Act of 1933 on Form S-1,
                           File No. 333-37891 (the "Registration Statement")
                           -------------------------------------------------

      Dear Sirs:

                       As counsel to J.G. Wentworth & Company, Inc., a Delaware corporation (the "Company"), we have assisted in the preparation of the Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering 5,286,738 shares of the Company's Common Stock, par value $0.01 per share (the "Primary Shares"), to consist of 4,000,000 shares which will be sold by the Company (the "Company Shares") and 1,286,738 shares by certain selling stockholders (the "Selling Stockholders") to the Underwriters named in the Registration Statement pursuant to the Underwriting Agreement filed as an exhibit to the Registration Statement (the "Underwriting Agreement"). The Underwriters have also been granted an option to purchase up to 793,011 additional shares from the Selling Stockholders (the "Option Shares," and together with the Primary Shares to be sold by the Selling Stockholders, the "Selling Stockholder Shares") solely to cover over-allotments.

                       In this connection, we have examined and considered the original or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation, its Bylaws, resolutions of its Board of Directors, the Contribution Agreement dated November 18, 1997 among the Selling Stockholders and the Company (the "Contribution Agreement") and such other documents and corporate records relating to the Company and the Selling Stockholders and the issuance and sale of the Primary Shares and Option Shares as we have deemed appropriate for purposes of rendering this opinion.

                       In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostat or other copies. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.



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                       Based upon the foregoing examination and the information
      thus supplied, it is our opinion that, when the Company Shares are sold to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, such shares will be legally issued, fully paid and non-assessable, and that when the Selling Stockholder Shares are issued to the Selling Stockholders pursuant to the terms of the Contribution Agreement and are sold to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, such shares will be legally issued, fully paid and non-assessable.

                       We hereby expressly consent to the reference to our firm in the Registration Statement under the Prospectus caption "Legal Matters," and to the inclusion of this opinion as an exhibit to the Registration Statement.


                                Very truly yours,

                   /s/ WOLF, BLOCK, SCHORR and SOLIS-COHEN LLP

                     Wolf, Block, Schorr and Solis-Cohen LLP